UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 29, 2011

THE HOWARD HUGHES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-34856	36-4673192
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)
One Galleria Tower
13355 Noel Road, Suite 950
Dallas, Texas 75240
(Address of principal executive offices)
Registrant’s telephone number, including area code: (214) 741-7744

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On September 29, 2011, Victoria Ward, Limited; Victoria Ward Center L.L.C.; Victoria Ward Entertainment Center, L.L.C.; Ward Plaza-Warehouse, LLC; and Ward Gateway-Industrial-Village, LLC (collectively, “Victoria Ward”) entered into a loan agreement (the “Loan Agreement”) with Wells Fargo Bank, National Association, as contractual representative and administrative agent, Wells Fargo Securities, L.L.C., as the sole lead arranger and sole bookrunner and the other lending institutions party thereto (collectively, the “Lenders”). The entities comprising Victoria Ward are all wholly-owned, indirect subsidiaries of The Howard Hughes Corporation (the “Company”).
     The Loan Agreement provides for a five-year credit facility with a maturity date of September 29, 2016 under which Victoria Ward may borrow up to $250.0 million. The initial proceeds under the Loan Agreement will be used to pay closing costs and pay off approximately $209.5 million of debt outstanding under: (1) the loan agreement dated as of November 10, 2004 by and among Victoria Ward Center L.L.C., Victoria Ward Entertainment Center L.L.C. and Bank of America, N.A; (2) the loan agreement dated as of September 29, 2006 by and between Ward Gateway-Industrial-Village, LLC and Bank of America, N.A.; and (3) the loan agreement dated as of September 29, 2006 by and between Ward Plaza-Warehouse, LLC and PB (USA) Realty Corporation, which expire between January 1, 2014 and October 5, 2016. The remaining proceeds from the Loan Agreement will be used primarily for capital expenditures and leasing costs. The Victoria Ward entities have pledged real property comprising the development known as Ward Centers as collateral for the loan.
     Borrowings under the Loan Agreement bear interest at one-month LIBOR plus 2.5% and payments are interest only. On September 30, 2011, Victoria Ward also entered into an interest rate swap agreement with Wells Fargo Bank, National Association to effectively set the interest rate with respect to a notional amount of $143.0 million of the borrowings under the Loan Agreement at a 3.80% fixed rate. The interest rate swap has an effective date of October 3, 2011 and a maturity date of September 30, 2016. Notwithstanding the terms of the interest rate swap, Victoria Ward is ultimately obligated for the interest and principal due and payable under the Loan Agreement.
     The Loan Agreement contains a number of customary covenants, including compliance with various financial ratios and tests, and certain covenants that restrict, among other things, Victoria Ward’s ability to incur debt; incur liens; transfer properties; merge or consolidate with other companies and make certain acquisitions.
     The Loan Agreement also contains customary events of default certain of which are subject to cure periods. The events of default include, among others things, nonpayment of principal, interest or fees; breach of the representations or warranties in any material respect; breach of the financial, affirmative or negative covenants; payment default on, or accelerations of, other material indebtedness; bankruptcy or insolvency; material judgments entered against Victoria Ward; certain changes in control of Victoria Ward; and the invalidity or unenforceability of the Loan Agreement or other documents associated with the Loan Agreement.
     The Loan Agreement further requires that the Company provide certain guaranties and indemnities in favor of the Lenders, including a limited guaranty of certain recourse carve-out items, a completion guaranty and a hazardous materials indemnity agreement.
     The descriptions of the Loan Agreement are qualified in their entirety by the terms of the Loan Agreement. A copy of the Loan Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement.
     The information set forth in Item 1.01 is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
Arrangement of a Registrant.
     The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits.

Exhibit
Number	Description
10.1	Loan Agreement dated as of September 29, 2011, by and among Victoria Ward Limited along with certain of Victoria Ward, Limited’s subsidiaries, as borrowers, Wells Fargo Bank, National Association, as Administrative Agent and lead lender, CIBC, First Hawaiian Bank, Bank of Hawaii and Central Pacific Bank, as lenders, and Wells Fargo Securities, L.L.C., as sole Lead Arranger and Sole Bookrunner.

99.1	Copy of press release issued by The Howard Hughes Corporation on October 4, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HOWARD HUGHES CORPORATION
By:	/s/ Peter F. Riley
Peter F. Riley
Senior Vice President, Secretary and General Counsel

Date: October 4, 2011